Free Writing Prospectus to Amendment No. 1 dated October 30, 2025 relating to

Preliminary Pricing Supplement No. 11,344

Registration Statement Nos. 333-275587; 333-275587-01

Dated October 15, 2025; Filed pursuant to Rule 433

Morgan Stanley

IBIT Buffered PLUS due November 27, 2028

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying amended preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	iShares® Bitcoin Trust ETF (IBIT)
Maximum payment at maturity:	At least $1,720 per security (172.00% of the stated principal amount)
Leverage factor:	150%
Buffer amount:	20% (80% maximum loss)[1]
Pricing date:	November 21, 2025
Observation date:	November 21, 2028
Maturity date:	November 27, 2028
CUSIP:	61779PXX8
Estimated value:	$921.00 per security, or within $45.00 of that estimate
Amended preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225061891/ms11344_424b2-35639.htm

1All payments are subject to our credit risk

Hypothetical Payment at Maturity1

The payoff diagram and table below illustrate the payment at maturity for a range of hypothetical performances of the underlier over the term of the securities.

The Underlier
The Securities
Payment at Maturity per Security
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Stated Principal Amount
Maximum Payment at Maturity
Minimum Payment at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
% Change in Closing Level

% Change in Closing Level of the Underlier	Payment at Maturity per Security
+100.00%	$1,720*
+80.00%	$1,720*
+60.00%	$1,720*
+48.00%	$1,720
+40.00%	$1,600.00
+20.00%	$1,300.00
+10.00%	$1,150.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-21.00%	$990.00
-40.00%	$800.00
-60.00%	$600.00
-80.00%	$400.00
-100.00%	$200.00
*Assumes a maximum payment at maturity of $1,720 per security

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying amended preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying amended preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities provide for only the minimum payment at maturity and do not pay interest.

●The appreciation potential of the securities is limited by the maximum payment at maturity.

●The amount payable on the securities is not linked to the value of the underlier at any time other than the observation date.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●Investing in the securities is not equivalent to investing in the underlier.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlier(s)

●Because your return on the securities will depend upon the performance of the underlier(s), the securities are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oThe anti-dilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying fund.

●The securities are subject to risks associated with bitcoin and digital assets.

●Investments linked to bitcoin are subject to specific risks relating to security threats.

●Investments linked to bitcoin are subject to specific risks relating to fraud and manipulation.

●The underlier has very limited historical performance.

●The performance and market price of an underlying fund, particularly during periods of market volatility, may not correlate with the performance of its underlying asset or the net asset value per share of such underlying fund.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying amended preliminary pricing supplement under the caption “Additional Information About the Securities– United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.